INVESTMENT ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT, made as of the 1st day of September, 1978, by and between COPLEY FUND, INC., a Florida Corporation,
(hereinafter called the "Fund"); and COPLEY FINANCIAL SERVICES CORP., a Massachusetts corporation (hereinafter called the "Advisor");

                      WITNESSETH:

WHEREAS, the Fund has been organized as an investment company, and desires to employ its capital by investing and reinvesting the same in securities of the type and in accordance with the limitations specified it its effective prospectuses in such manner as may be approved from time to time by its Board of Directors; and

WHEREAS, the Fund desires to avail itself of the experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor perform for it various advisory, statistical, accounting and clerical services; and

WHEREAS, the Advisor is willing to furnish such advice, facilities, and services on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed as follows:

    1. (a) The Advisor, subject to the direction of the Board of Directors of the Fund, shall provide the Fund with investment research and advice and shall manage and supervise the Fund's portfolio of investments. In performing this function, the Advisor shall furnish the securities in the Fund's portfolio and proposed additions to the portfolio as the Advisor deems appropriate or as the directors of the Fund may reasonably request. The Advisor shall supervise the Fund's relations with its Transfer Agent, Custodian, auditors, and the federal and state regulatory

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bodies and shall furnish office space and secretarial and clerical assistance necessary for each of the foregoing functions.

        (b) It is understood and agreed that the Fund shall pay all of its ordinary expenses of operation unless specifically excepted, such expenses of operation include but are not limited to the following: (i) the expense of maintaining its own books of account; (ii) the expense of maintaining one or more of its Custodians, Transfer Agents, Registrars and Dividend Disbursing Agents; (iii) the expenses of computing the net asset value of shares of the Fund; (iv) the fees and expenses of its directors, including those directors who may be directors of the Advisor, or any subsidiary corporation; (v) the expenses of meetings of its shareholders; (vi) the expenses of printing and mailing of all stockholder reports and other required reports and documents provided shareholders; (vii) taxes of any kind assessed against the Fund; (viii) interest and commissions; (ix) Securities and Exchange Commission registration fees; (x) state registration fees; (xi) the expenses of corporate existence, including the salary of a corporate secretary; (xii) the fees of its auditors; (xiii) the fees of its legal counsel; and (xiv) all other ordinary expenses of operation. The Fund also shall pay all extraordinary expenses of whatever kind of nature, unless such expenses have been specifically assumed by the Advisor or one of its affiliates.

        (c) Subject to appropriate resolution of the Board of Directors, including the affirmative vote of a majority of the directors who are not interested persons of the fund, as defined in Section 2(a) (19) of the Investment Company Act of 1940 (the "ACT"), the Fund shall pay a specified portion of the total salaries of its officers or employees who perform the duties enumerated in subparagraph (b) of this paragraph, determined by reference to the duties actually performed for the Fund by the officers or employees as a proportion of the total duties actually

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
performed by such officers and employees for other investment companies and for the Advisor and any subsidiary or affiliated corporation. It is agreed that such officers and employees may also be officers and employees of the Advisor and may be compensated by the Advisor for services performed for the Advisor.

     2. (a) As compensation for its services as investment advisor, the Fund agrees to pay Advisor an annual investment advisory fee (the
"Advisory Fee"), computed as follows:

             (i)   1.00% of the first $25,000,000 of average daily net assets;

             (ii)  .75% of the next $15,000,000 of average daily net
assets; and
             (iii) .50% of the average daily net assets in excess of
$40,000,000.
             The Advisory Fee will be paid monthly at the end of each calendar month.
         (b) For purposes of subparagraph 2(a) hereof, "average daily net assets" shall be determined by: (x) first taking the daily total value of the Fund's assets and deducting therefrom the daily total liabilities of the Fund (the difference being hereinafter referred to as the "daily net assets"); and (y) at the end of each calendar month dividing the aggregate daily net assets of the Fund for the month just concluded by the number of days in such month.

     3. The Advisor is authorized and directed in its discretion to allocate brokerage commissions on portfolio transactions for the Fund among such brokers and/or dealers who provide investment information, provide services to the Fund and other investment companies, collectively; provided, however, that such broker or dealers render satisfactory service at competitive commission rates, and subject, in any event, to the Fund obtaining the most favorable prices and executions of orders.

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     4.  It is understood and agreed that the Advisor may act as investment
Advisor to one or more other investment companies. If, while so acting, it appears that the purchases or sale of securities of the same issuer is advantageous to the Fund and such other investment companies and is consistent with the investment objectives of the Fund and such other companies and, if such purchases or sales should be executed at approximately the same time, each will be executed on a proportionate basis, if feasible or, in the alternative, on a rotating or other equitable bases.

     5. The Advisor assumes no responsibility under this agreement other than to render the services called for hereunder in good faith, and shall not be responsible for any action of the Board of Directors of the Fund in following or declining to follow any advice or recommendations of the Advisor. The Advisor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with matters to which this agreement relates, except for a loss resulting from Advisor's willful misfeasance, bad faith or gross negligence or a loss occasioned by the reckless disregard of Advisor's obligations and duties under this agreement.

     6. Nothing in this agreement shall limit or restrict the right of any director, officer or employee of the Advisor who may also be a director, officer or employee of the Fund to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar or dissimilar nature, nor limit or restrict the right of the Advisor to engage in any other business or to render services of any kind to any other corporation, firm, individual or association. Directors, officers and employees of the Fund are, therefore, specifically permitted to serve from time to time as directors, officers and employees of other corporations including the Advisor and subsidiaries, other

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companies which it may require, or with which it may merge or consolidate and other investment companies which the Advisor may organize or sponsor.

     7. This agreement shall terminate automatically in the event of its assignment. This agreement may be terminated at any time, without the payment of any penalty by: (a) the Board of Directors of the Fund; (b)
the vote of the holders of a majority of the outstanding voting securities of the Fund (as defined in Section 2(a) (42) of the Act); (c) upon sixty days' written notice addressed to the Advisor at its principal place of business.

     8. This agreement shall remain in effect for a period of one years from the effective date of the Fund's registration statement of Form S-5, dated March 13, 1978, and filed with the Securities and Exchange Commission and shall continue in effect thereafter only so long as it is specifically approved annually by the Board of Directors, or by the vote of the holders of a majority of the outstanding voting securities of the Fund (as defined in Section 2(a) (42) of the Act) and, in either case, by the vote of a majority of the directors who are not parties to the agreement or interested persons (as defined in Section 2(a) (19) of the Act), of any such party, cast in person at a meeting called for the purpose of voting on such approval.

        IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their officers thereunto duly authorized:

                                        COPLEY FUND, INC.

ATTEST:                             BY: /s/Irving Levine
                                           Irving Levine, President

/s/G. Walter Goldman
G. Walter Goldman, Clerk

                                        COPLEY FINANCIAL SERVICES CORP.

ATTEST:                             BY:  /s/ Irving Levine
                                             Irving Levine, President
/s/ Eileen Joinson
Eileen Joinson, Clerk

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